                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

            Information to be Included in Statements Filed Pursuant to Rules 13d-1(b) and (c) and Amendments Thereto Filed
                             Pursuant to 13d-2(b)

                              (Amendment No.  )*

                         GENERAL CHEMICAL GROUP, INC.
       ________________________________________________________________
                               (Name of issuer)

                    Common Stock, par value $.01 per share
       ________________________________________________________________
                        (Title of class of securities)

                                   369332101
                         _____________________________
                                (CUSIP number)


                                March 12, 1999
                _______________________________________________
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [_] Rule 13d-1(b)

   [X] Rule 13d-1(c)

   [_] Rule 13d-1(d)

                                                              Page 1 of 21 Pages

                                      13G
===============================================================================

  CUSIP NO. 369332101                                       Page 2 of 21 Pages
            ---------                                       ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      J O Hambro Capital Management (Holdings) Limited
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      England

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                          0
     NUMBER OF     -----------------------------------------------------------
       SHARES             SHARED VOTING POWER
    BENEFICIALLY     6
      OWNED BY            753,400
        EACH       -----------------------------------------------------------
     REPORTING            SOLE DISPOSITIVE POWER
       PERSON        7
        WITH              0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          753,400
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          753,400
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          6.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                          HC, CO

------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
===============================================================================

  CUSIP NO. 369332101                                       Page 3 of 21 Pages
            ---------                                       ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      J O Hambro Capital Management Limited
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      England

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                          0
     NUMBER OF     -----------------------------------------------------------
       SHARES             SHARED VOTING POWER
    BENEFICIALLY     6
      OWNED BY            753,400
        EACH       -----------------------------------------------------------
     REPORTING            SOLE DISPOSITIVE POWER
       PERSON        7
        WITH              0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          753,400
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          753,400
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          6.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                          IA, CO

------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
===============================================================================

  CUSIP NO. 369332101                                       Page 4 of 21 Pages
            ---------                                       ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      Growth Financial Services Limited
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      England

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                          0
     NUMBER OF     -----------------------------------------------------------
       SHARES             SHARED VOTING POWER
    BENEFICIALLY     6
      OWNED BY            350,000
        EACH       -----------------------------------------------------------
     REPORTING            SOLE DISPOSITIVE POWER
       PERSON        7
        WITH              0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          350,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          350,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          3.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                          CO

------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
===============================================================================

  CUSIP NO. 369332101                                       Page 5 of 21 Pages
            ---------                                       ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      North Atlantic Smaller Companies Investment Trust plc
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      England

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                          0
     NUMBER OF     -----------------------------------------------------------
       SHARES             SHARED VOTING POWER
    BENEFICIALLY     6
      OWNED BY            350,000
        EACH       -----------------------------------------------------------
     REPORTING            SOLE DISPOSITIVE POWER
       PERSON        7
        WITH              0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          350,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          350,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          3.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                          IV, CO

------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
===============================================================================

  CUSIP NO. 369332101                                       Page 6 of 21 Pages
            ---------                                       ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      American Opportunity Trust plc
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      England

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                          0
     NUMBER OF     -----------------------------------------------------------
       SHARES             SHARED VOTING POWER
    BENEFICIALLY     6
      OWNED BY            110,000
        EACH       -----------------------------------------------------------
     REPORTING            SOLE DISPOSITIVE POWER
       PERSON        7
        WITH              0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          110,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          110,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          1.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                          IV, CO

------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
===============================================================================

  CUSIP NO. 369332101                                       Page 7 of 21 Pages
            ---------                                       ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      Christopher Harwood Bernard Mills
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      England

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                          0
     NUMBER OF     -----------------------------------------------------------
       SHARES             SHARED VOTING POWER
    BENEFICIALLY     6
      OWNED BY            753,400
        EACH       -----------------------------------------------------------
     REPORTING            SOLE DISPOSITIVE POWER
       PERSON        7
        WITH              0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          753,400
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          753,400
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          6.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                          IN

------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
===============================================================================

  CUSIP NO. 369332101                                       Page 8 of 21 Pages
            ---------                                       ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      Oryx International Growth Fund Limited
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Guernsey (Channel Islands)

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                          0
     NUMBER OF     -----------------------------------------------------------
       SHARES             SHARED VOTING POWER
    BENEFICIALLY     6
      OWNED BY            75,000
        EACH       -----------------------------------------------------------
     REPORTING            SOLE DISPOSITIVE POWER
       PERSON        7
        WITH              0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          75,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          75,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          0.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                          IV, CO

------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
===============================================================================

  CUSIP NO. 369332101                                       Page 9 of 21 Pages
            ---------                                       ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      Consulta (Channel Islands) Limited
      No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Guernsey (Channel Islands)

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                          0
     NUMBER OF     -----------------------------------------------------------
       SHARES             SHARED VOTING POWER
    BENEFICIALLY     6
      OWNED BY            75,000
        EACH       -----------------------------------------------------------
     REPORTING            SOLE DISPOSITIVE POWER
       PERSON        7
        WITH              0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          75,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          75,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          0.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                          IA, CO

------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

                           STATEMENT ON SCHEDULE 13G
                           -------------------------

Item 1(a).  Name of Issuer:
            --------------

     General Chemical Group, Inc. (the "Company").

Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------

     Liberty Lane, Hampton, New Hampshire  03842.

Item 2(a).  Name of Person Filing:
            ---------------------

     This Statement is filed on behalf of the following eight persons, who are collectively referred to as the "Filing Parties":

1. J O Hambro Capital Management (Holdings) Limited ("Holdings") is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. Holdings functions as the ultimate holding company for J O Hambro Capital Management.

2. J O Hambro Capital Management Limited ("J O Hambro Capital Management"), formerly named J O Hambro & Partners Limited, is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. J O Hambro Capital Management is principally engaged in the business of investment management and advising. It serves as co-investment adviser to NASCIT and American Opportunity Trust and as investment adviser to Oryx as well as certain private clients.

3. Christopher Harwood Bernard Mills is a British citizen whose business address is 10 Park Place, London SW1A 1LP England. His principal employment includes service as executive director of NASCIT, as a director of J O Hambro Capital Management and Oryx, and as co-investment adviser to NASCIT and American Opportunity Trust.

4. Growth Financial Services Limited ("GFS"), formerly named Growth Investment Management Limited, is a corporation organized under the laws of England with its principal office at 77 Middle Street, Brockham, Surrey RH3 7HL England and with its principal business at 10 Park Place, London SW1A 1LP England. GFS has undertaken to provide the services of Christopher Mills to NASCIT.

5. North Atlantic Smaller Companies Investment Trust plc ("NASCIT"), formerly named Consolidated Venture Trust plc, is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. NASCIT is a publicly-held investment trust company. Christopher Harwood Bernard Mills and J O Hambro Capital Management serve as co-investment advisers to NASCIT.

6. American Opportunity Trust plc ("American Opportunity Trust"), formerly named Leveraged Opportunity Trust plc, is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. American Opportunity Trust is a publicly-held investment trust company. Christopher Harwood Bernard Mills and J O Hambro Capital Management serve as co-investment advisers to American Opportunity Trust.

7. Oryx International Growth Fund Limited ("Oryx") is a corporation organized under the laws of the Island of Guernsey with its principal office and business at Bermuda House, St. Julian's Avenue, St. Peter Port, Guernsey. Oryx is a closed-end investment company. J O Hambro Capital Management and Consulta serve as investment advisers to Oryx.

8. Consulta (Channel Islands) Limited ("Consulta") is a corporation organized under the laws of the Island of Guernsey with its principal office and business at Bermuda House, St. Julian's Avenue, St. Peter Port, Guernsey. Consulta is principally engaged in the business of investment management and advising and serving as investment manager of Oryx.

                                                             Page 10 of 21 Pages

Item 2(b).  Address of Principal Business Office or, if None, Residence:
            -----------------------------------------------------------

     The principal business address of the Filing Parties is c/o J O Hambro Capital Management Limited, 10 Park Place, London SW1A 1LP England.

Item 2(c).  Citizenship:
            -----------

     England

Item 2(d).  Title of Class of Securities:
            ----------------------------

     Common Stock, par value $.01 per share.

Item 2(e).  CUSIP Number:
            ------------

     369332101

Item 3.     If the statement is filed pursuant to Rules 13d-1(b) or 13d-2(b),
            -----------------------------------------------------------------
     check whether the person filing is a:
     ------------------------------------

     Not Applicable.

                                                             Page 11 of 21 Pages

Item 4.     Ownership:
            ---------

     The aggregate number and percentage of the outstanding Common Stock of the Company beneficially owned by each of the Filing Parties as of March 26, 1999 are as follows:

                                                                       Number of
                                                                       Shares: Sole
                      Aggregate     Number of         Number of        or Shared
Filing                Number of    Shares: Sole      Shares: Shared    Power to         Approximate
Party                 Shares:      Power to Vote     Power to Vote      Dispose         Percentage*
-----                 -------      -------------     -------------      -------         -----------
Holdings                753,400                0        753,400            753,400              6.8%

J O Hambro              753,400                0        753,400            753,400              6.8%
 Capital
 Management

Christopher H.B.        753,400                0        753,400            753,400              6.8%
 Mills

American                110,000                0        110,000            110,000              1.0%
 Opportunity Trust

GFS                     350,000                0        350,000            350,000              3.2%

NASCIT                  350,000                0        350,000            350,000              3.2%

Oryx                     75,000                0         75,000             75,000              0.7%

Consulta                 75,000                0         75,000             75,000              0.7%


* Based 11,079,392 shares of Common Stock, par value $.01 per share, outstanding as of March 1, 1999, which is based on information reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

Item 5.     Ownership of Five Percent or Less of a Class:
            --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following [   ].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:
            ---------------------------------------------------------------

     As co-investment advisers to NASCIT, Christopher Harwood Bernard Mills and J O Hambro Capital Management share the right to transfer and vote the shares of Common Stock of the Company pursuant to an agreement entered into among NASCIT, GFS and Christopher Mills and an agreement entered into between NASCIT and J O Hambro Capital Management, each dated as of January 7, 1993, respectively.

     As co-investment advisers to American Opportunity Trust, Christopher Harwood Bernard Mills and J O Hambro Capital Management share the right to transfer and vote the shares of Common

                                                             Page 12 of 21 Pages

Stock of the Company pursuant to an agreement dated as of January 7, 1993 between American Opportunity Trust and J O Hambro Capital Management.

     As investment manager for Oryx, Consulta has the right to transfer and vote the shares of Common Stock of the Company pursuant to an agreement dated as of February 16, 1995 between Oryx and Consulta. As investment adviser to Oryx,
J O Hambro Capital Management has the right to transfer the shares of Common Stock of the Company pursuant to an agreement dated as of February 16, 1995 between J O Hambro Capital Management and Consulta.

     As investment manager for certain of its private clients, J O Hambro Capital Management has the right to transfer and vote the shares of Common Stock of the Company pursuant to either agreements or arrangements entered into with such private clients.

Item 7.     Identification and Classification of the Subsidiary Which Acquired
            ------------------------------------------------------------------
            the Security Being Reported on by the Parent Holding Company:
            ------------------------------------------------------------

     Not Applicable.

Item 8.     Identification and Classification of Members of the Group:
            ---------------------------------------------------------

     See Item 2(a).

Item 9.     Notice of Dissolution of Group:
            ------------------------------

     Not Applicable.

Item 10.    Certification:
            -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             Page 13 of 21 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated:  1 April 1999    J O HAMBRO CAPITAL MANAGEMENT LIMITED


                         By:    /s/ R. C. O. Hellyer
                                -----------------------------------------------
                         Name:  R. C. O. Hellyer
                         Title: Director

                         Executed on behalf of the parties hereto pursuant to the Joint Filing Agreement filed herewith.

                                                             Page 14 of 21 Pages

                                   EXHIBITS

     The following documents are filed herewith:

     (a) Power of Attorney of Christopher Harwood Bernard Mills dated February 2, 1993.

     (b) Joint Filing Agreement dated as of April 1, 1999 among Holdings, J O Hambro Capital Management, NASCIT, GFS, American Opportunity Trust, Christopher Harwood Bernard Mills, Oryx and Consulta.


                                                             Page 15 of 21 Pages

                               POWER OF ATTORNEY



                                                             Page 16 of 21 Pages

                               POWER OF ATTORNEY
                               -----------------

This general Power of Attorney is made this second day of February 1993 by Christopher Harwood Bernard Mills.

I hereby appoint Robert Charles Orlando Hellyer of 30 Queen Anne's Gate, London SW1H 9AL to be my attorney whereby he is empowered to sign on my behalf all documents required for the proper conduct of the businesses of J O Hambro & Partners Limited, J O Hambro Investment Management Limited, Consolidated Venture Trust plc, and its subsidiaries, Leveraged Opportunity Trust PLC and its subsidiaries and Growth Financial Services Limited (formerly Growth Investment Management Limited). This Power shall include but not be limited to authorising all statutory, regulatory and other legal submissions which may be required to be made by any of the above companies.

IN WITNESS WHEREOF I have hereunto set my hand and seal the day and year first above written:



Signed, Sealed and Delivered       )
By the above named                 )   /s/ Christopher Harwood Bernard Mills
CHRISTOPHER HARWOOD BERNARD MILLS  )
in the presence of:                )

                                   Maureen O'Hara
                                   [Address Appears Here]

                                                             Page 17 of 21 Pages

                            JOINT FILING AGREEMENT

                                                             Page 18 of 21 Pages

                            JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G dated March 12, 1999 with respect to the shares of Common Stock, $0.01 par value, of General Chemical Group, Inc. and any further amendments thereto executed by each or any of us shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.



Date:  1 April 1999       NORTH ATLANTIC SMALLER COMPANIES INVESTMENT TRUST PLC

                              By:   J O Hambro Capital Management Limited,
                                         Its investment advisor

                              By: /s/ R. C. O Hellyer
                                  ---------------------------------------------
                              Name:  R. C. O. Hellyer
                              Title: Director



Date:  1 April 1999       J O HAMBRO CAPITAL MANAGEMENT LIMITED


                              By: /s/ R. C. O. Hellyer
                                  ---------------------------------------------
                              Name:  R. C. O. Hellyer
                              Title: Director



Date:  1 April 1999       J O HAMBRO & CAPITAL MANAGEMENT (HOLDINGS) LIMITED


                              By: /s/ R. C. O. Hellyer
                                  ---------------------------------------------
                              Name:  R. C. O. Hellyer
                              Title: Director

                                                             Page 19 of 21 Pages

Date:  1 April 1999       GROWTH FINANCIAL SERVICES LIMITED



                              By: /s/ R. C. O. Hellyer
                                  --------------------------------------------
                              Name:  Christopher H. B. Mills
                              Title: Director

                              R. C. O. HELLYER PURSUANT TO A POWER
                              OF ATTORNEY DATED 2 FEBRUARY 1993



Date:  1 April 1999       AMERICAN OPPORTUNITY TRUST PLC

                              By:   J O Hambro Capital Management Limited,
                                         Its investment advisor

                              By: /s/ R. C. O Hellyer
                                  ---------------------------------------------
                              Name:  R. C. O. Hellyer
                              Title: Director



Date:  1 April 1999       CHRISTOPHER H. B. MILLS


                           /s/ R. C. O. Hellyer
                           ----------------------------------------------------

                              R. C. O. HELLYER PURSUANT TO A POWER
                              OF ATTORNEY DATED 2 FEBRUARY 1993


                                                             Page 20 of 21 Pages

Date: 1 April 1999               ORYX INTERNATIONAL GROWTH FUND
                                 LIMITED

                                    By: J O Hambro Capital Management Limited,
                                               Its investment advisor


                                    By: /s/ R. G. Barrett
                                       ----------------------------------------
                                    Name:  R. G. Barrett
                                    Title: Director


Date: 1 April 1999               CONSULTA (CHANNEL ISLANDS) LTD

                                    By: /s/ Peter A. Heaps
                                       ----------------------------------------
                                    Name:  Peter A. Heaps
                                    Title: Director


                                                             Page 21 of 21 Pages